UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

AIRTRAX, INC.

(Exact name of Registrant as specified in its charter)

                New Jersey

22-3506376

(State or other jurisdiction of

        (I.R.S. Employer

incorporation or organization)

       Identification No.)

870B Central Avenue, Hammonton, New Jersey                      08037

(Address of Principal Executive Offices including zip code)

Consulting Agreements

(Full title of the plan)

Peter Amico

870B Central Avenue

Hammonton, New Jersey 08037

(Name and address of agent for service)

(609) 567-7800

(Telephone number, including area code, of agent for service)

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, no par value	200,000 shares	$1.475(1)	$295,000	$23.87

(1) Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is based upon the average of the high and the low price on the NASDAQ OTC Bulletin Board for the common stock on June 4, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to Rule 428(b)(1), the information required by Part 1 is included in documents to be sent or given to the relevant officers, directors, employees, consultants, or advisors of Airtrax, Inc., a New Jersey corporation ("Registrant").

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference into this Registration Statement and made a part hereof:

(A)

Registrant’s Form 10-KSB for the period ended December 31, 2003 as amended.

2

(B)

Registrant's latest quarterly reports on Form 10-QSB for the quarters ended March 31, 2003.

(C)

Registrant’s Current Report on Form 8-K filed May 6, 2003.

(D)

Registrant’s current report on Form 8-K filed May 1, 2003.

(E)

Registrant’s current report on Form 8-K filed March 24, 2003.

(F)

Registrant’s current report on Form 8-K filed March 18, 2003.

(G)

All other reports which may be filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

(J)

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of  Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Under the New Jersey Business Corporations Act (“NJBCA”), any corporation in the State of New Jersey has the power to indmenify a corporate agent, including an officer and director, against his expesnbes and liabilities in connection with any proceeding involving the corporate agent if; (a) such corporate agent acted in good faith and in manner reasonably belived to be in the best interests of the corporation, and (b) with repect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgement, order, settlement, conviction or plea of nolo contendre or its equivalent, shall not itself create a presumtpion that such corporate agent did not meet the applicable standards of conduct.

The Company’s By-Laws indemnifies any person who was, is, or is threatened to be made a party to a proceeding (as defined below) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, member, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, limited liability company, sole proprietorship, trust, employee benefit plan or other enterprise, to the fullest extent permitted under the NJBCA, as the same exists or may hereafter be amended.  Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while the provision is in effect.  Any repeal or amendment of this provision shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation in respect of any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to the provision. Such right shall include the right to be paid by the Corporation expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the NJBCA, as the same exists or may hereafter be amended.  If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim.  It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the NJBCA, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible.  In the event of the death of any person having a right of indemnification, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives.  The rights conferred shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.  The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.  As used herein, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

The Company’s Bylaws also permit the Company to purchase and maintain insurance on behalf of any Director, Officer, Agent or employee whether or not the Company would have the power to indemnify such person against the liability insured against.

Item 7.  Exemption from Registration Claimed

Not Applicable

Item 8.  Exhibits.

INDEX TO EXHIBITS

Exhibit Number

Description

10(vi)

Consulting Agreement dated April 10, 2003 by and between  Aitrax, Inc. and Swingbridge Capital, Inc. and Brian Klanica.

5.1

Opinion of Counsel (Included in Exhibit 23.1)

23.1

Opinion of Counsel.

23.2

Consent of Independent Certified Accountant.

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post effective amendment to this Registration Statement to:

(A)   Include any prospectus required by section 10(a)(3) of the Securities Act;

(B) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(C) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(4) For determining any liability under the Securities Act, treat each post effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(5)  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a Court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hammonton, State of New Jersey on May 13, 2003.

AIRTRAX, INC.

/s/ Peter Amico

Peter Amico

President and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Dated: May 13, 2003

/s/ Peter Amico

Peter Amico President

and Chairman

Dated: May 14, 2003

/s/ D. Barney Harris

D. Barney Harris

Director

Dated: May 19, 2003

/s/ John Watt

John Watt

Director

Dated: May 31, 2003

/s/ William Hungerville

William Hungerville

Director

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EXHIBIT 10(vi)

                                           CONSULTING AGREEMENT

    This Agreement is entered on April 10th, 2003 between Swingbridge Capital LLC. together with Brian F. Klanica (the “Consultant”), of 908 South Meriden Road, Cheshire CT 06410 and Airtrax Inc. (the “Company”) of 870B Central Avenue, Hammonton, New Jersey 08037.

                                                       WITNESSETH:

       WHERAS, the Company desires to retain the services of the Consultant and the Consultant desires to provide services to the Company upon the following terms and conditions.

                                                   NOW THEREFORE:

       Consulting Services.   The Consultant agrees to have Brian F. Klanica, a Managing Director of Swingbridge Capital LLC, personally provide the consulting services to the Company during the term of this agreement. The Company understands that the Consultant and Brian F. Klanica may be engaged in other business and consulting activities during the term of this agreement. The Consultant will provide business acquisition and development strategy, and assist in acquisition due diligence. Also, the Consultant will provide financial advisory services, which would be consistent of the duties of a Chief Financial Officer.

       Term.   The term of this Agreement shall commence as of the date of signing of this Agreement and shall continue through July 14th, 2004, unless sooner terminated as provided herein. This agreement can be terminated by either party upon 30 days’ prior written notice; provided, however, that no such termination shall affect the indemnification, contribution and confidentiality obligations of the Company, and the right of the Consultant to receive any fees accrued prior to such termination.

       Consideration.   The Company acknowledges that the Consultant has provided significant business strategies, identified acquisition targets and strategic partners, and assisted in deal structuring. For these efforts, and for the inducement of the execution of this Agreement, the Company will issue to Consultant in the name of Brian F. Klanica a non-refundable fee of 200,000 shares of the Company’s common stock, which will be registered under Form S-8. The parties acknowledge that Consultant has not and will not provide any capital raising services related to issuance of the above-mentioned shares of common stock. In addition the Company will pay the Consultant $5,000.00 per month beginning 07-15-03 thru 07-14-04. In the event the Company’s cash position would not be sufficient to cover the monthly obligation (to be determined by the Company), the amount due will be accrued until such time cash becomes available. If cash remains unavailable as determined by the Company, the Consultant agrees to accept payment in common stock of the Company. The common stock will be registered under Form S-8 registered stock, subject to SEC rules and regulations. If common stock is issued as payment in lieu of cash, it will be issued quarterly.

       Indemnification. The Company agrees to indemnify Swingbridge Capital LLC. and Brian F. Klanica in accordance with the indemnification schedule attached hereto, the provisions of which are incorporated herein in their entirety. Also, the Company agrees to include the Consultant on its Directors and Officers insurance policies.

       Miscellaneous.  This agreement constitutes the entire Agreement between the parties with respect to the subject matter hereof and supercedes all prior and contemporaneous agreements and understandings between the parties, including the Consulting Agreement dated July 15, 2002 executed by the parties. No provision of this Agreement may be amended, modified or waived, except in writing signed by both parties. Either party without the written consent of both parties shall not assign this Agreement. This Agreement may be executed in counterparts. This Agreement shall be enforced in accordance with the laws of the State of New Jersey.

       IN WITNESS WHEROF, the parties have executed this Agreement on the date first above written.

                                                              Airtrax, Inc.

                                                              By: /s/ Amico

                                                              Name: Peter Amico

                                                              Title: _________________

                                                              Swingbridge Capital LLC.

                                                                     /s/ Brian Klanica

                                                              By: Brian F. Klanica

                                                                    Managing Director

                                                              By: /s/ Brian Klanica

                                                              Name: Brian F. Klanica

                                                              Title: _________________

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EXHIBIT 5.1 and 23.1

DANIEL H. LUCIANO

------------

ATTORNEY AT LAW

242 A WEST VALLEY BROOK ROAD

CALIFON, NEW JERSEY 07830

TELEPHONE

908-832-5546

MEMBER TEXAS AND

FACSIMILE

908-832-9601

NEW JERSEY BARS

EFAX

847-556-1456

EMAIL

dhlu@earthlink.net

May 12, 2003

U.S. Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C.  20549

Re:

Airtrax, Inc.

Form S-8 Registration Statement

Exhibit Numbers 5 and 24(a)

      The undersigned has acted as counsel to Airtrax, Inc. (the "Company") in connection with the preparation of the Registration Statement on Form S-8 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale of up to 200,000 shares of common stock, no par value ("Common Stock"), by the selling shareholders.

      In rendering this opinion, we have examined the Company's Articles of Incorporation and Bylaws; the corporate resolutions and a copy of the consulting agreements relating to this Form S-8. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures.

We have not made any independent investigation in rendering this opinion other than the document examination described. Our opinion is therefore qualified in all respects by the scope of that document examination. We make no representation as to the sufficiency of our investigation for your purposes. This opinion is limited to the laws of the State of New Jersey.

         Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock of the Company which are being offered by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

         This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

         This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

The undersigned consents to be named in the captioned Form S-8 Registration Statement and further consents to the use of this opinion and consent in the captioned Form S-8 Registration Statement.

                                                                                    /s/ Daniel H. Luciano

Daniel H. Luciano

Attorney at Law

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EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

ROBERT G. JEFFREY

CERTIFIED PUBLIC ACCOUNTANT

61 BERDAN AVENUE

WAYNE, NEW JERSEY 07470

LICENSED TO PRACTICE

          TEL:  973-628-0022

    IN NEW YORK AND NEW JERSEY

          FAX:  973-696-9002

MEMBER OF AICPA

          E-MAIL: rgjcpa@erols.com

PRIVATE COMPANIES PRACTICE SECTION

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

As an independent Certified Public Accountant, I hereby consent to the incorporation by reference in this Form S-8 Registration Statement of my Audit Report of AirTrax, Inc. dated March 29, 2003 included in the Form 10-KSB for the period ended December 31, 2002, and to all references to my Firm included in this registration statement.

/s/ Robert G. Jeffrey

Robert G. Jeffrey

Wayne, New Jersey 07470

May 13, 2003

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